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                                   EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                              Three Quarters Ended
                                                         -------------------------------
                                                           March 29,         March 30,
(In millions, except ratios)                                 2002              2001
                                                         -------------     -------------
EARNINGS:
Net Income (Loss)                                           $  56.0           $  (7.7)
Plus: Income taxes                                             28.8              35.4
      Fixed charges                                            26.4              32.0
      Amortization of capitalized interest                       --                --
Less: Interest capitalized during the period                     --                --
      Undistributed earnings in equity investments             (1.8)              1.3
                                                            -------           -------
                                                            $ 113.0           $  58.4
                                                            =======           =======

FIXED CHARGES:
Interest expense                                            $  21.0           $  26.6
Plus: Interest capitalized during the period                     --                --
      Portion of rents deemed representative of
       the interest factor                                      5.4               5.4
                                                            -------           -------
                                                            $  26.4           $  32.0
                                                            =======           =======

RATIO OF EARNINGS TO FIXED CHARGES                             4.28              1.83
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